AMENDMENT NO. 1 TO THE
                           AMENDMENT AND RESTATEMENT OF THE
                              AVONDALE INDUSTRIES, INC.
                               STOCK APPRECIATION PLAN


               WHEREAS, the Board of Directors has authorized the amendment of the Avondale Industries, Inc. Stock Appreciation Plan (the "Plan") to reflect that the duties of the Compensation Committee and the Stock Awards Committee have been combined and that the Compensation Committee will administer the Plan.

               NOW   THEREFORE,   Section   3.   of   the   Plan   entitled
          "Administration of the Plan" is hereby amended to read in its entirety as follows:

                    3. Administration of the Plan. The Plan shall be administered by the Compensation Committee (the "Committee"). Subject to the provisions of the Plan, the Committee shall have the authority to:

                         (a) determine and designate from time to time those employees of the Corporation or of any Subsidiary to whom options are to be granted and the number of shares to be optioned to each such employee; provided, however that no option shall be granted after the expiration of the period of ten years from the effective date of the plan specified in Section 7;

                         (b) authorize the granting of options which qualify as incentive stock options within the meaning of Section 422A of the Code ("Incentive Stock Options"), and options which do not qualify as Incentive Stock Options, both of which are referred to herein as options;

                         (c) determine the number of shares subject to each option;

                         (d) determine the time or times and the manner in which each option shall be exercisable and the duration of the exercise period, which period, in the case of an Incentive Stock Option, shall in no event exceed ten years (or five years as specified in Section 4(1) hereof) from the date the option is granted;

                         (e) extend the term of any option (including extension by reason of any optionee's death, permanent disability or retirement) but, in the case of an Incentive Stock Option, not beyond ten years (or five years as specified in Section 4(1) hereof) from the date of the grant; and

                         (f) cancel all or any portion of any option upon the optionee's exercise of any stock appreciation rights provided pursuant to Section 4(k).

                    No director of  the Corporation who is not also an
               employee of the Corporation or of a Subsidiary shall be entitled to receive any option under the Plan.

                    The Committee may  interpret  the Plan, prescribe,
               amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other action as it deems necessary or advisable. Without limiting the generality of the foregoing sentence, the Committee may, in its discretion, treat all or any portion of any period during which an optionee is on military service or on an approved leave of absence from the Corporation or a Subsidiary as a period of employment of such optionee by the Corporation or such Subsidiary, as the case may be, for purposes of accrual of his rights under his option. Any interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive.


               Adopted by the Board of Directors on December 5, 1994.


                                             AVONDALE INDUSTRIES, INC.

                                             By:\s\ Thomas M. Kitchen
                                                    Thomas M. Kitchen
                                                    Vice President & Chief
                                                    Financial Officer

          Dated:  December 28, 1994.
          COR\24668.1